Exhibit 10.2

Executive Severance and Restrictive Covenant Agreement

This Severance and Restrictive Covenant Agreement (“Agreement”), dated as of January 31, 2023, is entered into by and between Black Rifle Coffee Company LLC (the “Company”) and KRISTINA BRAENDEL (the “Employee”).

1.             At-Will Employment. Employee’s employment with the Company is on an at-will basis and shall continue until terminated by either party upon providing no less than two weeks written notice to the party (such term, the “Term”), provided that the Company can provide two weeks’ pay in lieu of such notice, and provided further that the Company need not provide any notice in the event of Cause (as defined below).

2.            Severance. Upon termination of Employee’s employment for any reason, the Company shall pay Employee: (a) any earned but unpaid base salary through the date of termination and (b) any expenses owed to Employee, provided Employee properly submits documentation therefor in accordance with applicable Company policy. In the event that the Company terminates Employee’s employment without Cause (and not due to Employee’s death or disability), Employee shall be additionally entitled to payment of an amount equal to Employee’s annual base salary for the year of termination, multiplied by zero point seven five (0.75) (“Cash Severance”) and subject to Employee making a timely election pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued health care coverage for a period ending on the earlier of nine (9) months commencing on the Date of Termination or until Employee (“Benefit Continuation” and, together with the Cash Severance, the “Severance Benefits”) receives comparable coverage from a subsequent employer for Employee (and Executive’s eligible dependents, if any) under the Company’s health plans on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations) with the Company paying the applicable COBRA premium in excess of the amount paid by active employees for such coverage or otherwise providing such coverage to Employee for the amount paid by active employees for such coverage and Executive’s qualifying event for purposes of COBRA shall be treated as occurring at the date of such termination. Cash Severance and Benefit Continuation shall be paid or provided only if Employee completes at least one year of employment with the Company at an executive level. Any Severance shall be paid in a monthly amount pro rata in nine (9) monthly payments, commencing within thirty (30) days of Employee’s date of termination provided that Employee has timely executed, delivered and not revoked (with any applicable revocation period having expired) a general release of claims in the form provided by the Company. Payments of Severance Benefits will cease upon Employee entering other full-time employment regardless of the nature or compensation of such employment and Employee shall notify the Company in writing of such other employment no later than one week before Employee commences it. The Company and its Affiliates shall have no further obligations to Employee related to Employee’s termination of employment and Employee shall immediately resign, and shall be deemed to have immediately resigned without the requirement of any additional action, from any and all position Employee holds with the Company and its Affiliates on Employee’s date of termination. Employee shall cooperate with the Company and its Affiliates in taking any actions necessary to effectuate the foregoing. The definition of “Cause” and related severance provisions herein shall supersede any agreement relating to the same subject matter among Employee and the Company or any affiliate of the Company.

3.            Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)               “Affiliate” means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

(b)               “Business” means the business of sourcing, processing, manufacturing, packaging, distributing, marketing and selling any Covered Product, and related merchandise and apparel, and designing, owning, operating, licensing and franchising coffee-based retail establishments, or any activities, services or products incidental or attendant thereto, including media enterprises based on persons associated with the Company or any of its Subsidiaries, Company values, and such business.

(c)               “Cause” means: (A) Employee’s continued failure (except where due to physical or mental incapacity) to substantially perform Employee’s duties hereunder after written notice from the Company requesting such performance and specifying Employee’s alleged failure; (B) Employee’s material malfeasance or gross neglect in the performance of Employee’s duties hereunder; (C) Employee’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or any felony; (D) the commission by Employee of an act of fraud or embezzlement against the Company or any Affiliate constituting a crime; (E) Employee’s material breach of any material provision of this Agreement that if capable of cure is not remedied within fifteen (15) days after (I) written notice from the Company specifying such breach and (II) the opportunity to appear before the Board; (F) Employee’s material violation of a written policy of the Company or its Affiliates that causes demonstrable damage to the Company; (G) Employee’s continued failure to cooperate in any audit or investigation involving the Company or its Affiliates or its or their financial statements or business practices that is not remedied within fifteen (15) days of written notice from the Company specifying such failure; or (H) Employee’s gross misconduct that adversely and materially affects the business or reputation of the Company and its Subsidiaries taken as a whole.

(d)               “Company Marks” means any Trademarks owned or controlled by the Company or its Affiliates.

(e)               “Company Social Medial Channel” means any Social Medial Channel created by, or owned or controlled by, the Company or its Affiliates, or that includes all or any part of any Company Mark in the username (or similar name or social media handle) or other identifying label or designation associated with such Social Medial Channel.

(f)                “Company Social Media Post” means any Social Media Post that (a) includes, contains, incorporates, or references any Company Mark, Company IP, any other Intellectual Property or Content owned or controlled by the Company or its Affiliates or (b) that a reasonable Person would associate with the Company, its Affiliates or the Business.

(g)               “Competing Business” means any business that competes with the Business or has taken material steps in preparation to compete with the Business (in each case, either directly or through its divisions, parents, subsidiaries or affiliates). For the avoidance of doubt, a company shall not be considered a Competing Business solely by reason of the sale of food or other merchandise unless such products are branded products and produced directly or indirectly by such company and identified with a proprietary brand of Covered Product, and unless either (i) the sales of proprietary-branded Covered Products or other related merchandise represents more than 15% of that company’s annual gross revenues or (ii) Employee’s role at such company relates primarily to such products.

(h)               “Content” means any work of authorship, content, or material, including written works of any kind or nature, photographs, images, negatives, films, outtakes, B-Roll, pictures, drawings, renderings, video recordings, audio recordings, audio-visual works, and digital images.

(i)                 “Covered Product” means coffee (including in a beverage format, ground, whole bean, and “pod” formats) or any other beverage of the type the Company or its Subsidiaries, directly or indirectly, produce, distribute, sell or market or have taken material steps to do any of the foregoing.

(j)                 “Employee Social Medial Channels” means any Social Media Channel owned or controlled by the Employee and that is not a Company Social Media Channel.

(k)               “Intellectual Property” means all intellectual property rights of any kind or nature, including (a) trademarks, service marks, domain names, trade dress, corporate names, brand names, trade names, and other indicia of source or origin, and all registrations, applications and renewals relating thereto or in connection therewith (including, in each case, the goodwill associated therewith) (“Trademarks”), (b) patents and patent applications, (c) copyrights, copyrightable works, and all applications and registrations therefor, (d) trade secrets, (e) rights in Content, Work Product, and Social Media Posts, and (f) all rights to sue for past, present, and future infringement of any of the foregoing.

(l)                 “Prior Period” means any period during which (a) Employee was employed by the Company or any of its Affiliates or Subsidiaries (including any predecessors thereof) or (b) Employee was engaged in work, activities, services, or efforts on behalf of the Company or the Business prior to the formation of the Company or any of its Subsidiaries or Affiliates (including any predecessors thereof).

(m)             “Publicity Rights” means the name, voice, likeness, signature, photograph, video, biographical data, and other elements or attributes of an individual’s persona, identity, or personality, and any other rights of a similar nature protectable under applicable law.

(n)               “Social Media Channel” means any website, application, or other medium now known or hereafter devised that enables individuals to create or share Content or participate in social networking, including, but not limited to, YouTube, Facebook, Instagram, Twitter, TikTok, and Snapchat.

(o)               “Social Media Post” means the making available of Content on any Social Media Channel in any manner permitted by such Social Media Channel, regardless of the amount of time such Content is made available on the Social Media Channel.

(p)               “Subsidiary” of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the voting stock.

(q)               “Work Product” means all discoveries, developments, concepts, designs, ideas, know-how, modifications, improvements, derivative works, inventions, trade secrets, Trademarks, or Content, in each case whether or not patentable, copyrightable or otherwise legally protectable.

4.             Protection of Confidential Information.

(a)               Non-Use and Non-Disclosure. Employee shall not, at any time during Employee’s employment with the Company or thereafter, or during the Prior Period, disclose or use any trade secret, proprietary or confidential information of the Company or any Subsidiary of the Company (collectively, “Confidential Information”) obtained or learned by Employee during the course of such employment or in any Prior Period, except for (i) disclosures and uses required in the course of such employment or with the prior written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of Employee’s rights under this Agreement, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided, that, if, in any circumstance described in clause (iii), Employee receives notice that any third party shall seek to compel such a disclosure of any Confidential Information, Employee shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding anything to the contrary in the foregoing, “Confidential Information” does not include information that is or becomes publicly known outside the Company or any of its subsidiaries other than due to a breach of Employee’s obligations under this paragraph.

(b)               Return of Information. At the time of any termination of Employee’s employment with the Company, whether at the instance of Employee or the Company, and regardless of the reasons therefore, Employee shall (a) immediately cease any further use of Confidential Information and (b) deliver to the Company (at the Company’s expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information that are in Employee’s possession or under Employee’s control, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Employee from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Employee’s compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Employee, including Employee’s compensation.

(c)               Defend Trade Secrets Act Notice. Notwithstanding the foregoing obligations of confidentiality, this Agreement does not affect any rights or immunities of Employee under 18 USC §1833(b)(1) or (2) and, as such, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company or its Subsidiaries for reporting a suspected violation of law, then Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if the Employee (or an attorney on Employee’s behalf) files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

5.             Intellectual Property.

(a)               Ownership of Company IP. All Work Product created, invented, or developed by Employee, either during the Prior Period or during the Term, whether solely or jointly with others, and that (i) relates to the Business, (ii) is or was developed using any resources or equipment of or provided by the Company or its Affiliates, or (iii) is or was created within the scope of Employee’s employment by the Company, and all Intellectual Property in any of the foregoing, is the sole and exclusive property of the Company (collectively, the “Company IP”). Employee hereby acknowledges and agrees that the Company IP is intended to be a work made for hire under the U.S. Copyright Act of 1976, as amended, of which the Company is the owner. To the extent the Company IP is not, or is deemed not to be, a work made for hire, Employee hereby irrevocably assigns to the Company all of Employee’s right, title and interest in and to the Company IP, and Employee hereby waives all moral rights or other rights with respect to attribution of authorship or integrity related to any and all Company IP. Except as set forth in Section 4(c), Employee shall have no right to use any Company IP, including in connection with any digital assets (e.g., non-fungible tokens), without the prior written consent of Company.

(b)               Employee IP. Employee represents and warrants that as of the date hereof, there is no Work Product (or Intellectual Property therein) that: (i) has been created by or on behalf of Employee (either solely or jointly with others) or (ii) is owned exclusively by Employee or jointly by Employee with others and that both (x) relate to the Business and (y) are not assigned to the Company under this Agreement (“Employee IP”). Notwithstanding the foregoing, if the Employee uses with or incorporates into any Company IP or Company-Owned Social Media Post any Employee IP, or any other Intellectual Property that does not constitute Company IP, then Employee hereby grants to the Company a perpetual, irrevocable, nonexclusive, fully paid-up, royalty-free, sublicenseable (through multiple tiers), worldwide license under all such Intellectual Property to make, have made, use, sell, offer for sale, import, export, copy, publish, perform, make derivative works of, distribute, improve, modify, and otherwise exploit such Intellectual Property in connection with the Business (including any product or service thereof).

(c)               Licenses to Employee.

(i)                 Subject to Section 5(c)(iii), the Company hereby grants to Employee a non-exclusive, non-transferable, non-sublicenseable, worldwide, royalty-free, fully paid-up license, solely during the Term, to use, copy, distribute, create derivative works of, perform, and display Content included in the Company IP or provided to Employee by the Company in connection with making Social Media Posts on the Employee Social Medial Channels.

(ii)              Subject to Section 5(c)(iii) and 5(c)(iv), the Company hereby grants to Employee a non-exclusive, non-transferable, non-sublicenseable, worldwide, royalty-free, fully paid-up license, solely during the Term, to use the Company Marks in connection with making Social Media Posts on the Employee Social Media Channels. All goodwill arising from Employee’s use of the Company Marks will inure exclusively to the benefit of the Company.

(iii)            The Company may, at any time and in its sole discretion, require Employee to modify or remove any Company Social Media Post from the Employee Social Media Channels, and Employee shall promptly (and in any event in no more than three business days) comply with such request.

(iv)             Employee shall comply with all branding and quality guidelines and other instructions regarding the use of the Company Marks provided by the Company to Employee, and shall remove any Company Mark from a Social Media Post immediately upon the request of the Company.

(d)               Licenses to the Company. Employee hereby grants to the Company an exclusive, worldwide, royalty-free, fully paid-up, sublicenseable (through multiple tiers), transferable, perpetual, irrevocable license to use, display, publish, copy, reproduce, distribute, and otherwise exploit in any form or media (whether now existing, known, or later developed) the Publicity Rights of Employee in connection with the conduct and promotion of the Business (including during the Prior Period), including all products and services of the Business. To the extent that Employee may not grant the foregoing license under applicable law, Employee hereby irrevocably releases, waives, acquits, and forever discharges the Company and its Affiliates and its and their past and present directors, officers, partners, agents, employees, successors, and assigns from any and all known or unknown claims, causes of action, or demands whatsoever in law or in equity that the Employee ever had, now has, or hereafter may acquire against any such parties based on, or arising out of, in whole or in part, the Company’s or its Affiliate’s use of any of the Employee’s Publicity Rights in connection with the conduct and promotion of the Business (including all products and services of the Business, and including during the Prior Period), and covenants not to use Employee’s Publicity Rights in connection with any Competing Business during the Term or thereafter. Notwithstanding anything to the contrary in the foregoing, nothing contained in this Agreement will require the Company to exercise or exploit any of its rights relating to Employee’s Publicity Rights.

(e)               Social Medial Posts.

(i)                 Employee is the owner of all Employee Social Media Channels and the Social Media Posts made by or on behalf of Employee to an Employee Social Media Channel during the Prior Period or the Term to the extent that such Social Media Posts are unrelated to the Business and do not include, contain, incorporate, or reference any Company Mark, Company IP, or other Intellectual Property or Content owned or controlled by the Company (“Employee Social Media Posts”). For clarity, Employee Social Media Posts expressly exclude any Content that includes, contains, incorporates, or references Company Marks, Company IP, or other Intellectual Property or Content owned or controlled by the Company or its Affiliates, all of which are owned, as between the Employee and the Company, exclusively by the Company or its Affiliates.

(ii)              The Company is the owner of all Social Media Posts made by or on behalf of Employee to a Social Media Channel (and all Content and Intellectual Property rights therein) to the extent such Social Media Post includes, contains, incorporates, or references any Company IP, any Company Marks, or any other Intellectual Property or Content owned or controlled by the Company or its Affiliates (collectively, the “Company-Owned Social Media Posts”). To the extent Employee has or obtains any rights in the Company-Owned Social Media Posts, Employee hereby assigns to the Company all of Employee’s right, title, and interest in and to such Company-Owned Social Media Posts.

(iii)            Employee hereby grants to the Company a non-exclusive, worldwide, royalty-free, fully paid-up, sublicenseable (through multiple tiers), transferable, perpetual, irrevocable license to use, display, publish, copy, reproduce, distribute, and otherwise exploit in any form or media (whether now existing, known, or later developed) all Company Social Media Posts that do not constitute Company-Owned Social Media Posts (including in such license all rights to the Content and Intellectual Property therein).

(iv)             The Company shall be responsible for ensuring that Content (including product statements) that Company provides Employee for inclusion in Social Media Posts made to an Employee Social Media Channel, and instructions that Company provides Employee with respect to making such Social Media Posts (if any), are compliant with applicable laws. Subject to the foregoing, Employee shall be responsible for ensuring that that all Company Social Media Posts made by or on behalf of Employee to any Social Media Channel are made in compliance with all applicable laws. Without limiting the foregoing, Employee shall comply with the FTC’s Enforcement Policy Statement on Deceptively Formatted Advertisements and the FTC’s Native Advertising: A Guide for Business, and any other applicable regulations, rules, or standards relating to the promotion of products or services on Social Media Channels, or that are otherwise applicable to the Company Social Media Posts on any Employee Social Media Channel, or that are otherwise made by or on behalf of Employee to any Social Media Channel. Promptly upon the request of the Company or the termination of this Agreement (but in no event more than five business days following either event), Employee shall deliver to the Company all tangible embodiments of Company-Owned Social Media Posts and Company Social Media Posts existing on any Employee Social Media Channel, or that have otherwise been made by or on behalf of Employee to any Social Media Channel. Upon the termination of this Agreement for any reason, Employee shall immediately cease making any Social Media Posts on any Social Media Channels, including Employee Social Media Channels, that would be a Company Social Media Post hereunder (except, and only to the extent, Employee and Company agree otherwise in writing).

(v)               Immediately upon the termination of this Agreement by the Company for Cause, Employee shall remove all Company Social Media Posts from all Employee Social Media Channels, and shall cause the removal of all Company Social Media Posts made by or on behalf of Employee to any other Social Media Channel.

(f)    Further Assurances. Employee shall assist the Company, or its designee, at Company’s expense, in every reasonable way in connection with securing the Company’s rights in the Company IP and the Company-Owned Social Media Posts, including executing or causing to be executed all documents reasonably requested by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, which is a right coupled with an interest, to act for and in Employee’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of any Company IP or Company-Owned Social Media Posts.

6.             Noncompetition, Noninterference, Nondisparagement and Cooperation.

(a)               General. Employee agrees that Employee shall not, other than in carrying out Employee’s duties hereunder, directly or indirectly, do any of the following: (i) during Employee’s employment with the Company and its Subsidiaries and for a period of twelve (12) months after any termination of such employment, render services in any capacity (including as an employee, director, member, consultant, partner, investor or independent contractor) to a Competing Business, (ii) during Employee’s employment with the Company and its Subsidiaries and for a period of two (2) years after any termination of such employment, attempt to, or assist any other person in attempting to, employ, engage, retain or partner with, any person who is then, or at any time during the ninety (90) day-period prior thereto was, a director, officer or other executive of the Company or a Subsidiary, or encourage any such person or any consultant, agent or independent contractor of the Company or any Subsidiary to terminate or adversely alter or modify such relationship with the Company or any Subsidiary; provided, that this section (ii) shall not be violated by general advertising, general internet postings or other general solicitation in the ordinary course not specifically targeted at such persons, or (iii) during Employee’s employment with the Company and its Subsidiaries and for a period of two (2) years after any termination of employment, solicit any then current customer or business partner of the Company or any Subsidiary to terminate, alter or modify its relationship with the Company or the Subsidiary or to interfere with the Company’s or any Subsidiary’s relationships with any of its customers or business partners. During and after the Term, Employee shall not make any public statement that is intended to or would reasonably be expected to disparage the Company, its Affiliates or its or their directors, officers, employees, the Business or products other than as required in the good faith discharge of Employee’s duties hereunder. Notwithstanding the foregoing, nothing in this Section 6(a) shall prevent any person from (A) responding publicly to any incorrect, disparaging or derogatory public statement made by or on behalf of the other party to the extent reasonably necessary to correct or refute such public statement or (B) making any truthful statement to the extent required by law. Nothing in this Agreement is intended to or will be used in any way to limit Employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Nothing contained herein shall prevent Employee from acquiring, solely as an investment, any publicly-traded securities of any person so long as Employee remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof. This Section 6 shall supersede any agreement relating to the same subject matter among Employee and the Company or any Affiliate of the Company entered into prior to the date hereof.

(b)               Cooperation. Employee agrees to reasonably cooperate with the Company and its attorneys, both during and after the termination of Employee’s employment, in connection with any litigation or other internal or external proceeding arising out of or relating to matters in which Employee was involved prior to the termination of Employee’s employment so long as such cooperation does not materially interfere with Employee’s employment or consulting.

7.            Enforcement. Employee acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 4 through 6 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Employee has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Employee breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Employee’s obligations under the Restrictive Covenants would be inadequate. Employee therefore agrees and consents that if Employee commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in this Agreement are found by a court or an arbitrator to be unreasonable, Employee and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

8.            Arbitration. Subject to Section 7, in the event that any dispute arises between the Company and Employee regarding or relating to this Agreement and/or any aspect of Employee’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association (“AAA”), before a single arbitrator in Salt Lake City, Utah. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or in the State of Utah for purposes of seeking such injunctive or equitable relief as set forth above. Out-of-pocket costs and expense reasonably incurred by Employee in connection with such arbitration (including attorneys’ fees) shall be paid by the Company with respect to each claim on which the arbitrator determines Employee prevails.

9.             Representations.

(a)               Employee acknowledges that before signing this Agreement, Employee was given the opportunity to read it, evaluate it and discuss it with Employee’s personal advisors. Employee further acknowledges that the Company and its advisors have not provided Employee with any legal or tax advice regarding this Agreement.

(b)               Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a violation, default under, or conflict with, any agreement or other instrument to which Employee is a party or by which Employee is bound or any other legal obligation and (ii) as to Employee’s execution and delivery of this Agreement do not require the consent of any other person.

(c)               Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

10.           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	Black Rifle Coffee Company LLC 1144 500 West Salt Lake City, UT 84101 Phone: (844) 899-9330 Attention: General Counsel
If to Employee:	[At the address on file with the Company]

11.           Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of any merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Employee’s death or judicially determined incompetence by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of Employee’s incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary, estate or other legal representative.

12.          Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Employee and the Company or their respective successors and legal representatives.

13.          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

14.          Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

15.          No Waiver. Employee’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided, that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

16.          Section 409A. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Employee would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of Employee’s employment would be subject to the Section 409A additional tax because Employee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Employee on the earlier of the six (6) month anniversary of Employee’s date of termination or death. To the extent Employee would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Employee’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Employee’s date of termination or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“Short-Term Deferrals”) and (b)(9) (“Separation Pay Plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any expense reimbursement (including, without limitation, any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

17.          Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

18.          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto. Without limiting the foregoing, the severance obligations in this Agreement supersede all other severance or separation amounts, rights or benefits that Employee may be eligible to receive from the Company or its Affiliates. Notwithstanding anything to the contrary, Employee’s obligations and the restrictive covenants set forth in this Agreement are in addition to, and not in lieu of, any other such obligations or covenants.

19.          Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Employee’s employment to the extent necessary to give effect to such rights and obligations as set forth herein. Without limiting the foregoing, Sections 3 through 20 (except for Section 5(c)) will all survive any termination of Employee’s employment of this Agreement or the Term.

20.           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Employee and the Company have caused this Agreement to be executed as of the date first above written.

BLACK RIFLE COFFEE COMPANY LLC

By:	/s/ Thomas Davin
Name:	Thomas Davin
Title:	Co-Chief Executive Officer

EMPLOYEE

/s/ Kristina Braendel
Kristina Braendel

[Signature Page to Severance Agreement]